EXHIBIT 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Rayonier Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, no par value	Other	3,000,000	$29.72	$89,160,000	$110.20 per $1,000,000	$9,825.4
Total Offering Amounts							$9,825.4
Total Fee Offsets							-
Net Fee Due							$9,825.4

Represents common shares, no par value (the “Common Shares”), of Rayonier Inc. (the Registrant”) issuable pursuant to the 2023 Rayonier Incentive Stock Plan (the “Plan”) being registered on the Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates. Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plan. The proposed maximum offering price per unit and the maximum aggregate offering price in Table 1 above are estimated solely for the purpose of calculating the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of Common Shares on The New York Stock Exchange on May 15, 2023, which is a date within five business days prior to filing.